Exhibit 99.1

NEWS RELEASE Dayton, OH November 1, 2006

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

Tuesday, November 1, 2006

MTC CEO to Retire January 12, 2007

Chairman Raj Soin to Assume Additional Position of CEO

Dayton, Ohio, November 1 – MTC Technologies, Inc. and subsidiaries (Nasdaq Global Select Market: MTCT), a significant provider of engineering, information technology, and other technical solutions to the Department of Defense and national security agencies, announced today that David Gutridge, the Company’s Chief Executive Officer, has decided to retire as of January 12, 2007, his 60th birthday. Mr. Gutridge will continue to serve as a member of the Company’s Board of Directors until the Company’s 2007 Annual Meeting of Stockholders. Upon Mr. Gutridge’s retirement, Rajesh Soin, Chairman of the Board and Founder of the Company, will assume the additional position of Chief Executive Officer.

“I am proud of what our team has accomplished and have every confidence I will be leaving MTC with a leadership team that is well positioned for future success” said Gutridge.

Mr. Soin, commenting on the announcement, noted: “David has done an excellent job in leading MTC during its rapid growth phase and providing leadership to the management team. The Board and I wish him well as he moves to the next phase of his life and thank him for his many years of service to the Company. The entire MTC family will truly miss David and the leadership he has provided.”

Mr. Soin continued: “At the same time, I am pleased to assume the additional role of CEO as the Company is postured very strongly in the high growth areas of our markets and am excited with what I believe the future holds for MTC.”

MTC, through its wholly owned subsidiaries, delivers warfighter solutions involving systems engineering, information technology, intelligence, and program management services primarily to the Department of Defense. Cited by Forbes as #54 of America’s 200 best small businesses, by Washington Technology as 34th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology as a “Top Performing Small

Company,” MTC employs approximately 2,900 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

For further information on MTC, visit the website at http://www.mtctechnologies.com.

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.